SALE OF RIGHTS AGREEMENT

amongst

RUSTENBURG PLATINUM MINES LIMITED

PLATEAU RESOURCES (PROPRIETARY) LIMITED

and

BOIKGANTSHO PLATINUM MINE (PROPRIETARY)

LIMITED

SCHEDULE 1:	PROSPECTING RIGHTS
ANNEX 1:	PORTION

SALE OF RIGHTS AGREEMENT

1.	PARTIES

1.1	PLATEAU RESOURCES (PROPRIETARY) LIMITED

1.2	RUSTENBURG PLATINUM MINES LIMITED

1.3	BOIKGANTSHO PLATINUM MINE (PROPRIETARY) LIMITED

2.	INTERPRETATION

2.1	The headnotes to the clauses of this agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.2	Unless inconsistent with the context, the expressions set forth below shall bear the following meanings:

“this Agreement”	this sale of rights agreement together with the schedules thereto

“Bankable Feasibility Study”

a comprehensive document or documents that addresses all matters which are customarily required for an effective assessment of the viability of the development and mining of the Project Area, in such form and detail as are required for the purposes of determining whether to finance the development of a commercial mining operation within the Project Area, including but not limited to chapters on the following: ownership, location, geology and ore reserves, metallurgy, mining, materials handling, processing, ancillary facilities and site services, infrastructure for and availability of labour, energy supply, environmental impact studies and rehabilitation obligations, capital costs, costs to be incurred to sustain production including initial working capital, the time and critical path to place the mine into production and financing requirements throughout the construction phase, financial analysis (including price sensitivity analysis) assumptions as to mineral prices and utilisation of a discount rate consistent with financing costs at the time as well as project and country risks

“BFS Date”	the date of delivery of the Bankable Feasibility Study in respect of the Project Area to Boikgantsho

“Boikgantsho”	Boikgantsho Platinum Mine (Proprietary) Limited (No. 2003/012394/07), a private company incorporated according to the company laws of the Republic of South Africa

“Boikgantsho Project”

the prospecting and exploration for, mining and commercial exploitation of, PGM’s in, on or under the Project Area and all matters relating or ancillary thereto, as more fully described in the JV Agreement

“Closing Date”	the Closing Date as defined in the Phase 3 Implementation Agreement

“Effective Date”	the date of fulfilment of all of the suspensive conditions in clause 6

“Fulfilment Date”	the date of fulfilment of the suspensive condition in clause 6.1

“Income Tax Act”	the Income Tax Act, No 58 of 1962

“JV Agreement”

the notarial joint venture agreement concluded between, inter alia, Plateau and PPL on 2 December 2003 regulating their rights, interests, entitlements and obligations in respect of the Boikgantsho Project, as amended and ceded, together with all schedules and annexes thereto and all agreements entered into in relation thereto (save for this Agreement)

“Joint Venture”	the joint venture in respect of the Boikgantsho Project established by and between Plateau and PPL in terms of the JV Agreement

“Mining Right”	the converted mining right to be issued to PPL in terms of Item 7 of Schedule II to the MPRDA and to be ceded to RPM in terms of the Sale of Business Agreement

“Minister”	the Minister of Minerals and Energy

“Ministerial Consent”	the consent of the Minister contemplated in section 11(1) of MPRDA

“MPRDA”	the Mineral and Petroleum Resources Development Act, 2002 (Act 28 of 2002)

“MPTRO”	the Mineral and Petroleum Titles Registration Office

“Old Order Mining Right”	as defined in Item 1 of Schedule II to MPRDA

“Ordinary Shares”	ordinary shares in the issued share capital of Boikgantsho, as constituted from time to time

“Parties”	RPM, Plateau and Boikgantsho

“PGMs”

platinum, palladium, rhodium, ruthenium, iridium and osmium and the metals and minerals mineralogically associated therewith, including but not limited to gold, silver, copper, nickel, chrome and cobalt, together with any such metals and minerals which may be extracted from the normal mining of the first mentioned minerals

“Phase 3 Implementation Agreement”	the Phase 3 Implementation Agreement entered into, or to be entered into, amongst RPM, Plateau and Richtrau No. 179 (Proprietary) Limited

“Plateau”	Plateau Resources (Proprietary) Limited (No. 1996/013879/07), a private company incorporated according to the company laws of the Republic of South Africa

“Plateau Project Information”

all and any information of whatever nature, documents, books, records, maps, assays, reports, papers, tapes, disks, models and the like in respect of, relating to and/or in connection with the Project Area in the possession or under the control of Plateau as at the Effective Date, including (without limitation) all geological, geophysical, geochemical and geostatistical information pertaining thereto which may have been obtained, developed or acquired by it in relation to the Project Area

“PPL”	Potgietersrust Platinums Limited (No. 1925/008353/06), a public company incorporated according to the company laws of the Republic of South Africa

“Portion”	that portion of the Mining Right depicted by the figure ABCDEFA on Plan “1” annexed hereto, measuring approximately 602,13 (SIX ZERO TWO comma ONE THREE) hectares

“Prime”

the publicly quoted basic rate of interest (per centum, per annum, compounded monthly in arrear and calculated on a 365 (THREE HUNDRED AND SIXTY FIVE) day year irrespective of whether the year is a leap year) from time to time published by the Standard Bank of South Africa Limited as being its prime overdraft interest rate for its most favoured corporate customers as certified by any manager of such bank whose authority, appointment and designation need not be proved

“Project Area”	the areas covered by the Prospecting Rights and the Portion and any other areas which may from time to time be encompassed by prospecting rights and/or mining rights issued to or held by Boikgantsho

“Prospecting Rights”	the prospecting rights set out in Schedule B which have been granted in terms of Item 6 of Schedule II to the MPRDA to Plateau

“RPM”	Rustenburg Platinum Mines Limited (No. 1931/003380/06), a public company incorporated in accordance with the company laws of the Republic of South Africa

“Sale Assets”	collectively, the Prospecting Rights, the Portion, and the Plateau Project Information

“Sale of Business Agreement”	the sale of business agreement concluded between PPL and RPM on 21 December 2007

“Sale of Shares Agreements”

the sale of shares agreements entered into, or to be entered into, between, inter alia, the Parties for the sale by RPM and Plateau of their shareholding in Boikgantsho to Richtrau No. 179 (Proprietary) Limited

“Signature Date”	the date of last signature of this Agreement

“Subsequent Project Information”

all and any information of whatever nature, documents, records, books, maps, assays, reports, papers, tapes, disks, models and the like in respect of, relating to and/or in connection with the Portion in the possession or under the control of RPM as at the BFS Date, including (without limitation) all geological, geophysical, geochemical and geostatistical information pertaining thereto which may have been obtained, developed or acquired by it in relation to the Portion from the Effective Date to the BFS Date

“Term Loan”	the Term Loan Agreement entered into between RPM and Plateau on 31 October 2006

“Transitional Arrangements”

the transitional arrangements set out in Schedule II of the MPRDA providing for the conversion of “old order” mineral rights to prospecting rights and/or mining rights (as defined in the MPRDA), as the case may be.

2.3	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision of this Agreement.

2.4

Unless inconsistent with the context, an expression which denotes any gender includes the other genders; a natural person includes an artificial person and vice versa; and the singular includes the plural and vice versa.

2.5	Unless inconsistent with the context or save where the contrary is expressly indicated:

2.5.1

if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in this interpretation clause, effect shall be given to it as if it were a substantive provision of this Agreement;

2.5.2

a reference to "days" shall be construed as calendar days unless qualified by the word "business", in which instance a "business day" shall be any day other than a Saturday, Sunday or official public holiday in the Republic of South Africa. Any reference to "business hours" shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time;

2.5.3

when any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a business day, in which case the last day shall be the next succeeding business day;

2.5.4	in the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a business day, the relevant day for payment shall be the subsequent business day;

2.5.5

in the event that the day for performance of any obligation to be performed in terms of this Agreement should fall on a day which is not a business day, the relevant day for performance shall be the subsequent business day;

2.5.6	any reference in this Agreement to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time;

2.5.7

any reference in this Agreement to this Agreement or to any other agreement or document shall be construed as a reference to this Agreement or (as the case may be) such other agreement or document, as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

2.5.8	no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a party to this Agreement.

2.6

The use of the word "including" followed by a specific example shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example.

2.7	The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

2.8	The rule of construction that in the case of ambiguity, the contract shall be interpreted against the party responsible for the drafting or preparation of this Agreement, shall not apply.

2.9	The schedules to this Agreement form an integral part hereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such schedules.

2.10	Any defined terms used herein not separately defined in clause 2.2 shall bear the meaning assigned thereto in the JV Agreement.

2.11

Any reference in this Agreement to this Agreement or to any other agreement shall be construed as a reference to this Agreement or such other agreement as the same may have been, or may, from time to time be amended, varied, novated or supplemented.

3.	INTRODUCTION

3.1	RPM and Plateau have until the Signature Date conducted the Joint Venture in respect of the Boikgantsho Project pursuant to and in terms of the JV Agreement.

3.2

The JV Agreement contemplated that RPM and Plateau would in due course incorporate their respective rights and entitlements in respect of the Joint Venture into a private limited liability company in order, amongst others, to allow for the future commercial exploitation of the Boikgantsho Project.

3.3

Plateau and RPM have resolved to proceed with the restructuring of their respective interests in the Boikgantsho Project through a private limited liability company, Boikgantsho, on the terms and conditions set out in this Agreement, and then to terminate the JV Agreement.

3.4	As at the Signature Date each of RPM and Plateau hold 1 (ONE) ordinary share in Boikgantsho and have appointed 3 (THREE) directors each to the board of directors of Boikgantsho.

3.5	The Parties wish to record their agreement in writing.

4.	CONVERSION, AMENDMENT AND CONSENTS TO CEDE RIGHTS

4.1

Without limiting the generality of the foregoing and/or the further provisions of this clause 4, in order to expedite the incorporation of the Boikgantsho Project on the basis contemplated in this Agreement and to procure the cession to Boikgantsho of the Prospecting Rights, Plateau shall as soon as possible after the Signature Date, submit an application for Ministerial Consent to the sale and cession of the Prospecting Rights to Boikgantsho.

4.2

If the application for Ministerial Consent to cede the Prospecting Rights to Boikgantsho shall be refused, the Parties shall immediately consult with each other in utmost good faith, with a view to agreeing and thereafter promptly taking, individually and/or jointly as necessary, all such reasonable legal or other steps as they may be advised (and which are acceptable to them, acting reasonably) in order to procure the lawful and valid cession to Boikgantsho of an undivided 100% (ONE HUNDRED PERCENT) share of the Prospecting Rights, on a basis which will not unduly prejudice any of the rights or interests of either Plateau or RPM in respect of the Boikgantsho Project as contemplated in the JV Agreement. The Parties recognise that, in such event, such steps may include (but are not limited to) the further pursuit by RPM and/or Plateau of all and any legal rights or remedies available to it and/or them relating to the application referred to in clause 4.1 (including an application in terms of s103(4)(b) of the MPRDA and/or the institution of review proceedings), it being further agreed that, in such case, the Parties shall co-operate fully with and assist each other to prosecute to their final end and determination all such administrative, legal, appeal and/or review proceedings as may, in the written opinion of senior legal counsel appointed by the Parties, be available to them in order to achieve their common objective of indirectly vesting in the ultimate shareholders of Boikgantsho, all right, title and interest in and to an undivided 100% share of the Prospecting Rights.

4.3

Should the steps envisaged in clause 4.2 fail to vest in Boikgantsho title to the Prospecting Rights the Parties shall negotiate in good faith alternative structures to place them in substantially the same commercial position as if the Prospecting Rights had been ceded to Boikgantsho.

4.4	In respect of the Portion the following provisions shall apply between RPM, Plateau and Boikgantsho:

4.4.1	the Parties record that PPL has sold to RPM, in terms of the Sale of Business Agreement, the Mining Right;

4.4.2	the Mining Right has yet to come into existence, PPL being the holder of an Old Order Mining Right;

4.4.3

PPL will transfer to RPM the Mining Right once conversion has been procured in terms of Item 7 of Schedule II to the MPRDA and Ministerial Consent has been procured in terms of Section 11 of the MPRDA for the cession of the Mining Right from PPL to RPM;

4.4.4

RPM shall subsequent to the Effective Date, and provided that Boikgantsho has lent the money required for the purposes as contemplated in clause 4.4.6, incur all exploration costs on the area covered by the Portion, which is sufficient to procure the finalisation of a Bankable Feasibility Study on the Project Area, including the Portion. Such costs shall be for the sole account of RPM from the Effective Date to the BFS Date;

4.4.5

subsequent to the Effective Date and until the BFS Date the conduct of the exploration activities in order to procure the Bankable Feasibility Study to the extent that it relates to the Portion shall be done in the name of, and provided that Boikgantsho has lent the money required for the exploration activities as contemplated in clause 4.4.6, for the account of RPM, provided that RPM shall adhere to the reasonable instructions, orders and requirements of Boikgantsho in regard to such exploration where such instructions, orders and requirements are in accordance with a budget and technical work programme approved for the Project Area by Boikgantsho;

4.4.6

Boikgantsho shall lend to RPM the necessary funds to conduct the exploration referred to in clauses 4.4.4 and 4.4.5 above, which money shall be lent by Boikgantsho to RPM insofar as such money is required to comply with the provisions of clauses 4.4.4 and 4.4.5. Such loan shall attract interest at Prime (unless otherwise agreed to between the Parties, provided that the interest rate shall always equal the interest rate on the loan referred to in clause 9.3) from the date that the money is lent by Boikgantsho to RPM to the date of repayment by RPM to Boikgantsho in accordance with the provisions of clause 4.4.7 and RPM shall be obliged to provide Boikgantsho, on a monthly basis, with a reconciliation of all amounts so expended and shall pay over any monies lent and not expended, which monies shall reduce the outstanding balance of the loan provided by Boikgantsho;

4.4.7

Boikgantsho shall, with effect from the BFS Date, purchase from RPM the Subsequent Project Information at a purchase price which shall equal the amount of the loan outstanding plus accrued interest thereon referred to in clause 4.4.6. RPM shall use the sale proceeds to repay the said loan plus accrued interest;

4.4.8

with effect from the BFS Date, Boikgantsho and RPM shall submit an application for consent in terms of Section 11 of the MPRDA for the sub-division and cession of that portion of the Mining Right attributable to the Portion to Boikgantsho, the costs of which application shall be borne by Boikgantsho. RPM shall render whatever reasonable assistance is required to procure such sub- division and cession;

4.4.9	no liability shall attach to RPM in any manner whatsoever should the application for sub-division and/or cession of the Portion be refused by the Minister;

4.4.10

if the application for Ministerial consent to sub-divide the Mining Right to create the Portion and/or transfer the Portion to Boikgantsho shall be refused, the Parties shall immediately consult with each other in utmost good faith, with a view to agreeing and thereafter promptly taking, individually and/or jointly as necessary, all such reasonable legal or other steps as they may be advised (and which are acceptable to them, acting reasonably) in order to procure the lawful and valid cession to Boikgantsho of an undivided 100% (ONE HUNDRED PERCENT) share of the Portion, on a basis which will not unduly prejudice any of the rights or interests of either Plateau or RPM in respect of the Boikgantsho Project as contemplated in the JV Agreement. The Parties recognise that, in such event, such steps may include (but are not limited to) the further pursuit by RPM or Plateau of all and any legal rights or remedies available to it relating to the application referred to in this clause 4.4.10 (including an application in terms of Section 103(4)(b) of the MPRDA and/or the institution of review proceedings), it being further agreed, that in such case, the Parties shall cooperate fully with and assist each other to prosecute to their final end and determination all such administrative, legal, appeal and/or review proceedings as may, in the written opinion of senior legal counsel appointed by the Parties, be available to them in order to achieve their common objective of indirectly vesting in the ultimate shareholders of Boikgantsho, all right, title and interest in and to an undivided 100% (ONE HUNDRED PERCENT) share of the Portion; and

4.4.11

should the steps envisaged in clause 4.4.10 fail to vest in Boikgantsho title to the Portion, the Parties shall negotiate in good faith alternative structures to place them substantially in the same commercial position as if the Portion had been ceded to Boikgantsho.

5.	SALE OF RIGHTS

5.1	On and with effect from the Effective Date Plateau sells, cedes and makes over to Boikgantsho, which hereby purchases and accepts cession of the Prospecting Rights and the Plateau Project Information.

5.2	On and with effect from the Fulfilment Date, RPM sells, cedes and makes over to Boikgantsho, which hereby purchases and accepts cession of the Portion.

5.3

The sale in clause 5.1 shall be subject to the terms and conditions set out in this Agreement, it being expressly agreed that, to the extent legally necessary to implement the Parties’ intentions as recorded herein, the sale in clauses 5.1 and 5.2 shall constitute one indivisible transaction.

6.	SUSPENSIVE CONDITIONS

6.1

This entire Agreement, save for this clause 6 and clauses 1 to 3 (both inclusive) clauses 4.1 and 4.4 and clauses 12 to 17 (both inclusive), is suspensive upon Boikgantsho being registered for value-added tax in terms of the Value Added Tax Act 1991 to the extent that the Parties deem it necessary.

6.2	The sale in clause 5.1 shall be suspensive upon the further conditions that:

6.2.1	Ministerial Consent is obtained, for the sale and cession of the Prospecting Rights from Plateau to Boikgantsho, in writing by any of the Parties; and

6.2.2	the Phase 3 Implementation Agreement shall have become unconditional in accordance with its terms, save insofar as it may be conditional on this Agreement becoming unconditional.

6.3

Should the suspensive condition in clause 6.1 not be fulfilled by 31 March 2008 or such later date as the Parties may agree in writing, this entire Agreement (including but not limited to the sale in 5.2) shall lapse and cease to be of any further force or effect.

6.4

Should the suspensive conditions in clause 6.2 not be fulfilled by the last date for fulfilment of the conditions precedent to the Phase 3 Implementation Agreement, this entire Agreement (excluding the sale in clause 5.2) shall lapse and cease to be of any further force or effect and RPM shall procure that Boikgantsho assumes any and all of RPM’s rights and obligations in accordance with the provisions of the JV Agreement.

7.	PURCHASE PRICE OF SALE ASSETS

Boikgantsho shall pay to, respectively, RPM and Plateau, the following purchase considerations in respect of the Sale Assets:

7.1	to Plateau, the sum of R850 000 000 (EIGHT HUNDRED AND FIFTY MILLION RAND) for the Prospecting Rights;

7.2	to Plateau, the sum referred to in clause 9.1 for the Plateau Project Information; and

7.3	to RPM, the sum of R850 000 000 (EIGHT HUNDRED AND FIFTY MILLION RAND) for the Portion.

8.	PAYMENT OF THE PURCHASE PRICE

The purchase consideration in respect of the Sale Assets (save for the Plateau Project Information which is dealt with in clause 9) shall be paid by Boikgantsho as follows:

8.1	on the Closing Date:

8.1.1

Boikgantsho shall discharge its obligation to pay to Plateau the purchase consideration payable in respect of the Prospecting Rights by the allotment and issue to Plateau, at an issue price (inclusive of share premium thereon) of R850 000 000 (EIGHT HUNDRED AND FIFTY MILLION RAND) in aggregate, of 49 (FORTY NINE) Ordinary Shares of R1 (ONE RAND) each, credited as fully paid-up, in the issued share capital of Boikgantsho;

8.1.2

Boikgantsho shall discharge its obligation to pay to RPM the portion of the purchase consideration payable in respect of the Portion, by the allotment and issue to RPM, at an issue price (inclusive of share premium thereon) of R850 000 000 (EIGHT HUNDRED AND FIFTY

MILLION RAND) in aggregate, of 49 (FORTY NINE) Ordinary Shares of R1 (ONE RAND) each, credited as fully paid-up, in the issued share capital of Boikgantsho; and

8.1.3

any value-added tax payable by Boikgantsho in respect of any of the Sale Assets shall be owed by Boikgantsho on loan account to Plateau or RPM, pending receipt by Boikgantsho of any value-added tax refund arising therefrom, which loan account claims shall be repaid by Boikgantsho to Plateau or RPM, as the case may be, forthwith upon receipt by it of the refund concerned, and

8.2

each of Plateau and RPM have elected that the sale to Boikgantsho of, respectively, the Sale Assets, or any part thereof, shall constitute a company formation transaction within the meaning of section 42 of the Income Tax Act, and Boikgantsho concurs with such election and pursuant thereto undertakes, to do all such things, take all such steps and execute all such documents as Plateau and/or RPM may reasonably require in order to give effect thereto.

9.	PURCHASE PRICE FOR PLATEAU PROJECT INFORMATION

9.1

In regard to the Plateau Project Information the Parties shall forthwith after the Effective Date determine the purchase price thereof which shall be calculated as an amount of R59 002 125 (FIFTY NINE MILLION TWO THOUSAND ONE HUNDRED AND TWENTY FIVE RAND) (which is the amount of exploration costs directly incurred by Plateau on the Project Area up to the Signature Date) plus all direct exploration costs incurred by Plateau on the Project Area from the Signature Date to the Effective Date as certified in accordance with clause 9.2. Such further exploration costs may be incurred only with the written consent of RPM, which consent shall not be unreasonably withheld.

9.2

By no later than 10 (TEN) business days after the Effective Date, Plateau shall furnish Boikgantsho and RPM with a detailed reconciliation statement in respect of the exploration costs referred to in clause 9.1, certified as correct by Plateau’s and RPM’s auditors. RPM shall be entitled, at any time during the period of 10 (TEN) business days after receipt of the said reconciliation statement reasonably to inspect the books and records of Plateau in order verify the correctness and/or accuracy of the exploration costs. If RPM wishes to dispute any such exploration costs, it shall by no later than 3 (THREE) months after receipt of the said reconciliation statement notify Plateau in writing, giving full details, of the matters or items in respect of the exploration costs that it disputes, and failing agreement in writing between the Parties in respect of any consequential adjustment to the exploration costs arising therefrom within 1 (ONE) calendar month thereafter, any adjustment to the exploration costs arising from any such disputed matter or item shall be determined by the auditors of Richtrau No. 179 (Proprietary) Limited, acting as experts and not arbitrators. For purposes of making such determination, the auditors of Richtrau No. 179 (Proprietary) Limited shall be entitled at all reasonable times to have unrestricted access to the books and records of Plateau relating to the Boikgantsho Project, and their determination thereof shall be final and binding on the Parties, save in the case of manifest error. In the event that any Party shall allege a manifest error by the auditors, such allegation, if disputed, shall be resolved in terms of clause 13. The auditors shall be entitled to determine the Party responsible for the costs of their determination; failing which the costs shall be borne in equal shares by the Parties to such dispute.

9.3

Boikgantsho shall with effect from the Effective Date credit in its books and records the Plateau Project Information purchase price (as adjusted in terms of clause 9.2, if applicable) as a shareholders’ loan account in the name of Plateau. The loan shall bear interest at Prime (or as otherwise agreed to by the Parties in writing provided that the interest rate for purposes of this clause 9.3 and clause 4.4.6 shall at all times be equal) from the Effective Date to the date of repayment by Boikgantsho and be repayable by Boikgantsho to Plateau on demand at any time after the issue of the shares referred to in clause 8.1.1.

9.4

RPM shall purchase 49% (FORTY NINE PERCENT) of the loan referred to in 9.3 with effect from the Effective Date from Plateau and the outstanding amount under the Term Loan shall be reduced by the amount of the consideration for the firstmentioned loan by operation of set off.

10.	DELIVERY OF SALE ASSETS

10.1

Against compliance by Boikgantsho with its obligations in terms of clause 8.1, Plateau shall cede and deliver to Boikgantsho the Prospecting Rights for which purpose delivery thereof shall be evidenced by way of the lodgement thereof in the MPTRO for registration of transfer to Boikgantsho, together with Ministerial Consent to the cession and transfer thereof to Boikgantsho. The Parties shall co-operate in all reasonable respects in relation to procuring the registration by the MPTRO in the name of Boikgantsho of the Prospecting

Rights, and all requisite regulatory consents relating thereto, as expeditiously as possible after the Closing Date.

10.2

RPM shall cede and deliver to Boikgantsho the Portion, subject to the provisions of clause 4.4.8, for which purpose delivery thereof shall be evidenced by way of the lodgement thereof in the MPTRO for registration of transfer to Boikgantsho, together with Ministerial consent to the sub-division and transfer thereof to Boikgantsho. The Parties shall co-operate in all reasonable respects in relation to procuring the registration by the MPTRO in the name of Boikgantsho of the Portion, and all requisite regulatory consents relating thereto, as expeditiously as possible after the BFS Date.

10.3

Plateau shall deliver the Plateau Project Information to Boikgantsho on the Effective Date by making provision for Boikgantsho to take delivery thereof, subject to Boikgantsho having complied with the provisions of clauses 8.1.1 and 8.1.2 respectively.

11.	INTERIM PERIOD

11.1

Plateau and RPM each warrant and undertake in favour of the other of them and Boikgantsho, and Boikgantsho hereby reciprocally warrants and undertakes in favour of each of Plateau and RPM, that it shall (insofar as it is legally able to) procure that, between the Signature Date and the Effective Date, the Boikgantsho Project will be carried on in substantially the usual and ordinary course on the same basis as it was being conducted immediately prior to the Signature Date, and otherwise in compliance with the provisions of the JV Agreement, which JV Agreement shall terminate on the Effective Date.

11.2

Between the Effective Date and the date of registration of cession of the Prospecting Rights in the name of Boikgantsho in the MPTRO, Plateau and RPM hereby appoint Boikgantsho as an independent contractor to conduct prospecting operations for and on behalf of RPM and Plateau in respect of the area covered thereby from the Effective Date to the date of registration of cession of the Prospecting Rights to Boikgantsho in the MPTRO, to the extent that the Parties deem it necessary to conduct such prospecting operations; provided that RPM and Plateau shall reimburse Boikgantsho (pro rata to their indirect shareholding in Boikgantsho) for the costs of conducting such activities and RPM and Plateau shall pass ownership of the information and data collected to Boikgantsho on the date of registration of cession of the Prospecting Rights in the name of Boikgantsho in the MPTRO.

12.	BREACH

Should any Party ("the Defaulting Party") commit a breach of any of the provisions hereof, then any of the other Parties ("the Aggrieved Party") shall, if it wishes to enforce its rights hereunder, be obliged to give the Defaulting Party 14 (FOURTEEN) days’ written notice to remedy the breach. If the Defaulting Party fails to comply with such notice, the Aggrieved Party shall be entitled only to claim immediate payment and/or performance by the Defaulting Party of all of the Defaulting Party's obligations whether or not the due date for payment and/or performance shall have arrived, without prejudice only to the Aggrieved Party's rights to claim damages.

13.	ARBITRATION

Any dispute (whether contractual or delictual) between the Parties in regard to the interpretation of; the effect of; the Parties’ respective rights and obligations under; a breach of or any other matter arising out of; this Agreement shall be decided in accordance with the dispute resolution provisions set out in clause 17 of the JV Agreement, all of which are deemed to have been specifically incorporated herein.

14.	DOMICILIUM

14.1	The Parties hereto choose domicilia citandi et executandi for all purposes of and in connection with this agreement as follows:

Name	Physical Address	Telefax

Plateau	82 Grayston Drive	+27-11-883 0836
Sandton
Johannesburg
2146

Marked for the attention of: The Chief Financial Officer

Name	Physical Address	Telefax

RPM and Boikgantsho	55 Marshall Street	+27-11- 373-5111
Johannesburg
2001

Marked for the attention of: The Company Secretary

14.2

Any Party hereto shall be entitled to change its domicilium from time to time, provided that any new domicilium selected by it shall be an address other than a box number, and any such change shall only be effective upon receipt of notice in writing by the other Party of such change.

14.3	All notices, demands, communications or payments intended for a Party shall be made or given at such Party's domicilium for the time being.

14.4	A notice sent by one Party to another Party shall be deemed to be received:

14.4.1	on the same day, if delivered by hand;

14.4.2

on the same day of transmission if sent by telefax, with receipt received confirming completion of transmission, provided that the original of the notice shall, after such transmission, be posted by prepaid registered mail to the Party to whom such notice shall have been given;

14.4.3	on the 5th (FIFTH) day after despatch, if sent by prepaid courier.

14.5

Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

15.	COSTS

Each of the Parties shall bear its own costs of and incidental to the negotiation, preparation and execution of this Agreement. Boikgantsho shall bear the costs of registration of the Sale Assets into its name, together with the costs of procuring all applications for Ministerial Consents contemplated in clause 4.

16.	VALUE-ADDED TAX

All amounts cited in this Agreement are cited exclusive of Value Added Tax (“VAT”). Insofar as the sale of any Sale Asset contemplated herein shall attract value-added tax, the purchase consideration in respect of the Sale Asset concerned shall be increased by an amount equal to such value-added tax. In such event, Boikgantsho shall be obliged, on written demand delivered to it by Plateau or RPM, as the case may be, to pay the amount of such value-added tax (including, without limitation, all penalties and/or interest which shall have accrued in respect of and/or relating to value-added tax payable in respect of such sale transaction recorded in this Agreement) to Plateau or RPM, as the case may be, against delivery of an appropriate VAT invoice.

17.	GENERAL

17.1

This document constitutes the sole record of the agreement between the Parties in regard to the subject matter thereof, and shall substitute and replace the JV Agreement with effect from the Effective Date.

17.2	No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

17.3	No addition to, variation or consensual cancellation of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of the Parties.

17.4

No indulgence which any of the Parties ("the Grantor") may grant to the other ("the Grantee") shall constitute a waiver of any of the rights of the Grantor, who shall not thereby be precluded from exercising any rights against the Grantee(s) which might have arisen in the past or which might arise in the future.

17.5

The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this agreement.

17.6

No Party shall be entitled to cede, delegate or otherwise transfer all or any of its rights, interest or obligations under and in terms of this Agreement except with the prior written consent of the other Parties.

17.7

If any provision of this Agreement, which is not material to its efficacy as a whole, is rendered void, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the Parties shall endeavour in good faith to agree an alternative provision to the void, illegal or unenforceable provision.

SIGNED at ________________________ on this the ______ day of __________ 2008.

For and on behalf of
RUSTENBURG PLATINUM MINES LIMITED

Name:
Capacity:
Who warrants his authority hereto

SIGNED at ________________________ on this the  ______ day of __________ 2008.

For and on behalf of
PLATEAU RESOURCES (PROPRIETARY)
LIMITED

Name:
Capacity:
Who warrants his authority hereto

SIGNED at ________________________ on this the ______ day of __________ 2008.

For and on behalf of
BOIKGANTSHO PLATINUM MINE
(PROPRIETARY) LIMITED

Name:
Capacity:
Who warrants his authority hereto

SCHEDULE 1

PROSPECTING RIGHTS

ANNEX 1

PORTION

FIRST ADDENDUM TO THE SALE OF RIGHTS

AGREEMENT

amongst

RUSTENBURG PLATINUM MINES LIMITED

PLATEAU RESOURCES (PROPRIETARY) LIMITED

and

BOIKGANTSHO PLATINUM MINE (PROPRIETARY)

LIMITED

FIRST ADDENDUM TO THE SALE OF RIGHTS AGREEMENT

DATED 28 MARCH 2008

amongst

RUSTENBURG PLATINUM MINES LIMITED

PLATEAU RESOURCES (PROPRIETARY) LIMITED

and

BOIKGANTSHO PLATINUM MINE (PROPRIETARY) LIMITED

(“the Agreement”)

AMENDMENTS TO THE AGREEMENT

1.	Clause 6 of the Agreement is hereby amended by the deletion of clause 6.4 and the substitution therefor of the following:

“6.4	Should the suspensive conditions in clause 6.2 not be fulfilled by the last date for fulfilment of the conditions precedent to the Phase 3
Implementation Agreement:

6.4.1	this entire Agreement (excluding the sale in clause 5.2) shall lapse and cease to be of any further force or effect;

6.4.2	the Parties shall procure that:

6.4.2.1	any and all of the shares in Boikgantsho which are then held by Plateau are forthwith transferred to RPM; and

6.4.2.2

contemporaneously with the transfer of shares in Boikgantsho referred to in clause 6.4.2.1, Boikgantsho shall assume any and all of RPM’s rights and obligations in terms of the JV Agreement, with effect from the date on which this Agreement lapses in accordance with clause 6.4.1 above; and

6.4.3

notwithstanding any and all previous amendments thereto, the then parties to the JV Agreement shall implement clause 6.11.7 of the JV Agreement as if the 6 (SIX) months contemplated therein commences on the date that this Agreement lapses in accordance with clause 6.4.1 above.”

2.

Clause 7 of the Agreement is hereby amended by the deletion of the reference to “R850 000 000 (EIGHT HUNDRED AND FIFTY MILLION RAND)” where it appears in clauses 7.1 and 7.3 and the substitution therefor of “R613 890 000 (SIX HUNDRED AND THIRTEEN MILLION AND EIGHT HUNDRED AND NINETY THOUSAND RAND)”.

3.

Clause 8 of the Agreement is hereby amended by the deletion of the reference to “R850 000 000 (EIGHT HUNDRED AND FIFTY MILLION RAND)” where it appears in clauses 8.1.1 and 8.1.2 and the substitution therefor of “R613 890 000

(SIX HUNDRED AND THIRTEEN MILLION AND EIGHT HUNDRED AND NINETY THOUSAND RAND)”.

THUS DONE and SIGNED at ___________________________ on this the ________________ day of ________________________ 2009.

For and on behalf of

RUSTENBURG PLATINUM MINES LIMITED

by

who warrants his authority hereto

THUS DONE and SIGNED at ___________________________ on this the ________________ day of ________________________ 2009.

For and on behalf of

PLATEAU RESOURCES (PROPRIETARY)
LIMITED

by

who warrants his authority hereto

THUS DONE and SIGNED at ___________________________ on this the ________________ day of ________________________ 2009.

For and on behalf of

BOIKGANTSHO PLATINUM MINE
(PROPRIETARY) LIMITED

by

who warrants his authority hereto

SECOND ADDENDUM TO THE SALE OF RIGHTS

AGREEMENT

amongst

RUSTENBURG PLATINUM MINES LIMITED

PLATEAU RESOURCES (PROPRIETARY) LIMITED

and

BOIKGANTSHO PLATINUM MINE (PROPRIETARY)

LIMITED

SECOND ADDENDUM TO THE SALE OF RIGHTS AGREEMENT

DATED 28 MARCH 2008

amongst

RUSTENBURG PLATINUM MINES LIMITED

 PLATEAU RESOURCES (PROPRIETARY) LIMITED

and

BOIKGANTSHO PLATINUM MINE (PROPRIETARY) LIMITED

(“the Agreement”)

AMENDMENTS TO THE AGREEMENT

1.	Clause 2.2 of the Agreement is hereby amended by the deletion of the definition of “Fulfilment Date” and its substitution therefor of the following definition:

“Fulfilment Date”	25 March 2008

2.	Clause 6 of the Agreement is hereby deleted and substituted therefor by the following:

“6	SUSPENSIVE CONDITIONS

6.1

This entire Agreement (save in respect of this clause 6 and clauses 1 to 4 (both inclusive), 5.2, 7 (excluding clause 7.2), 8, 10.2, 11.1 and 12 to 17 (both inclusive) which shall be of immediate force and effect and binding on the Parties) is subject to the fulfilment of the following suspensive conditions by not later than the dates respectively specified below for the fulfilment of such suspensive conditions, or such later date as the Parties may agree in writing:

6.1.1

by not later than a date to be agreed in writing between the Parties, the Ministerial Consent in respect of the sale and cession of the Prospecting Rights from Plateau to Boikgantsho shall have been obtained in writing by any of the Parties; and

6.1.2

by not later than the last date for the fulfilment of the conditions precedent to the Phase 3 Implementation Agreement, the Phase 3 Implementation Agreement shall have become unconditional in accordance with its terms.

6.2

The Parties shall use their respective reasonable commercial endeavours to procure the fulfilment of the suspensive conditions in clause 6.1 (“Conditions”), as soon as reasonably possible after the Signature Date.

6.3

If the Condition in clause 6.1.1shall not have been fulfilled by the date determined in terms of clause 6.1.1 for its fulfilment or if the Condition in clause 6.1.2 shall not have been fulfilled by the date specified in clause 6.1.2 for its fulfilment:

6.3.1

this Agreement (save for this clause 6 and clauses 1 to 4 (both inclusive), 5.2, 6.2, 7 (excluding 7.2), 8, 10.2 and 12 to 17 (both inclusive) which shall remain of full force and effect and binding on the Parties) shall be of no force or effect and none of the Parties shall have any claim against the others of them for anything done hereunder or arising hereout; and

6.3.2	the Parties shall procure that:

6.3.2.1	any and all of the shares in Boikgantsho which are then held by Plateau are forthwith transferred to RPM; and

6.3.2.2

contemporaneously with the transfer of shares in Boikgantsho referred to in clause 6.3.2.1, Boikgantsho shall assume any and all of RPM’s rights and obligations in terms of the JV Agreement, with effect from the date on which this Agreement lapses in accordance with clause 6.3.1 above; and

6.3.3	notwithstanding any and all previous amendments thereto, the then parties to the JV Agreement shall implement clause 6.11.7 of the JV Agreement as if the 6 (SIX) months contemplated therein commences on the date that this Agreement lapses in accordance with clause 6.3.1 above.”

3.

Clause 8.1 of the Agreement is hereby amended by the insertion of the words “and immediately before the implementation of the agreements specified in clause 5 of the Phase 3 Implementation Agreement” immediately after the words “on the Closing Date” where they appear in that clause.

4.

Clause 10.1 of the Agreement is hereby amended by the deletion of the words “Closing Date” where they appear in the last line of that clause and the substitution therefor of the words “Effective Date”.

THUS DONE and SIGNED at ___________________________ on this the ________________ day of  ________________________ 2009.

For and on behalf of

RUSTENBURG PLATINUM MINES LIMITED

by

who warrants his authority hereto

THUS DONE and SIGNED at ___________________________ on this the ________________ day of ________________________ 2009.

For and on behalf of

PLATEAU RESOURCES (PROPRIETARY)
LIMITED

by

who warrants his authority hereto

THUS DONE and SIGNED at ___________________________ on this the  ________________ day of ________________________ 2009.

For and on behalf of

BOIKGANTSHO PLATINUM MINE
(PROPRIETARY) LIMITED

by

who warrants his authority hereto